Exhibit 4.53
Execution Version
DATED February 6, 2008
HONG KONG ENERGY (HOLDINGS) LIMITED
and
NAM TAI ELECTRONICS, INC.

EXCLUSIVITY AGREEMENT

Baker & McKenzie
14th Floor Hutchison House
Hong Kong
Tel: (852) 2846-1888
Fax: (852) 2845-0476
Ref.: LKL/RCC/HOL

THIS AGREEMENT is made on the 6th day of February 2008
BETWEEN:
(1)	HONG KONG ENERGY (HOLDINGS) LIMITED, a company incorporated in Bermuda, whose principal office in Hong Kong is situated at 9th Floor, Tower 1, South Seas Centre, 75 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong (“HKE”); and

(2)	NAM TAI ELECTRONICS, INC., a company incorporated in the British Virgin Islands, whose principal office in Hong Kong is situated at Suites 1506-1508, 15th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong (“Nam Tai”).
WHEREAS:
(A)	HKE is a wholly-owned subsidiary of HKC (Holdings) Limited, a company incorporated in Bermuda whose shares are listed on the main board of The Stock Exchange of Hong Kong Limited.

(B)	HKC (Holdings) Limited and Nam Tai have been negotiating on a potential sale of shares in J.I.C. Technology Company Limited (the “Company”) by Nam Tai to HKC who intends to transact through HKE (the “Transaction”). For this purpose, Nam Tai is to allow due diligence and a more detailed investigation of the Company and its subsidiaries (the “Group”) by HKE to the extent permitted under applicable laws and regulations and on the terms and conditions set out in this Agreement. Nam Tai has also agreed to negotiate with HKE on an exclusive and confidential basis on the terms and conditions set out in this Agreement.
THE PARTIES AGREE THAT:
1.	EXCLUSIVITY

1.1	The parties acknowledge that the due diligence exercise of the Group is likely to involve considerable time on the part of the management of HKE, Nam Tai and their professional advisers, and accordingly Nam Tai has agreed to negotiate with HKE on an exclusive basis in relation to the Transaction for a period commencing on the date hereof and ending on 15 March 2008 or such later date as the parties may otherwise agree in writing (the “Exclusivity Period”).

1.2	During the Exclusivity Period, Nam Tai shall ensure that none of its directors, officers, employees, professional advisers or agents will, and shall procure that the Company will not:
1.2.1	directly or indirectly solicit, initiate or participate in discussions or negotiations with any third party, or entertain proposals from any third party, in relation to the Transaction or disposal of substantial assets by the Group; or

1.2.2	provide any information to any third party with a view to that third party acquiring shares in the Company from Nam Tai or acquiring substantial assets from the Group.

1.3	In consideration of Nam Tai granting HKE negotiation exclusivity under this Agreement, HKE shall pay Nam Tai an amount of HK$1,000,000 in cash (the “Earnest Money”) upon the signing of this Agreement.

1.4	The obligations of Nam Tai in this Clause 1 will terminate upon the earlier of:
1.4.1	Nam Tai and HKE (or a person it may nominate) failing to enter into a definitive agreement relating to the Transaction before the expiry of the Exclusivity Period; and

1.4.2	HKE having notified to Nam Tai in writing that it no longer wishes to continue with the negotiations relating to the Transaction.
1.5	In relation to the Earnest Money:
1.5.1	where Nam Tai and HKE (or a person it may nominate) fail to enter into a definitive agreement relating to the Transaction before the expiry of the Exclusivity Period, Nam Tai shall forthwith return 50 per cent. of the Earnest Money (being HK$500,000) to HKE in cash without any interest, cost or compensation, and Nam Tai shall be entitled to forfeit absolutely the remaining balance of the Earnest Money (being HK$500,000) paid to Nam Tai under this Agreement;

1.5.2	where Nam Tai and HKE (or a person it may nominate) have entered into a definitive agreement relating to the Transaction before the expiry of the Exclusivity Period, the Earnest Money shall be applied as part of the payment to be made by HKE to Nam Tai with respect to the Transaction upon completion; but where the Transaction is not completed in the absence of any default of Nam Tai, Nam Tai shall forthwith return 50 per cent. of the Earnest Money (being HK$500,000) to HKE in cash without any interest, cost or compensation, and Nam Tai shall be entitled to forfeit absolutely the remaining balance of the Earnest Money (being HK$500,000) paid to Nam Tai under this Agreement; and where the Transaction is not completed due to a default of Nam Tai, Nam Tai shall forthwith return the whole of the Earnest Money (being HK$1,000,000) to HKE in cash without any interest, cost or compensation under this Agreement.
2.	OBLIGATIONS

2.1	During the Exclusivity Period, the parties shall conduct negotiation in good faith with a view to entering into a definitive agreement relating to the Transaction.

2.2	Subject to the requirements of applicable laws and regulations and having regard, in particular, to those relating to equality information to the shareholders of the Company, and subject to Clause 3 of this Agreement, Nam Tai would assist HKE in its due diligence on the Group. In particular, Nam Tai agrees that immediately after the execution of this Agreement, it shall provide HKE reasonable access to (a) the books, records, properties and assets of the Group, (b) all staff of Nam Tai who can provide information relating to the Group, and (c) Nam Tai’s records and evidence in relation to its stake in the Group, in order to enable HKE to conduct a due diligence investigation of the Group’s business operations and assets.

3.	CONFIDENTIALITY

3.1	The parties agree that (a) the content and existence of this Agreement, and (b) in respect of a party receiving information (the “Receiving Party”), all information disclosed by the other party (the “Disclosing Party”) or any of its officers, employees, professional advisers or agents to the Receiving Party or its officers, employees, professional advisers or agents relating to the Transaction (in particular in respect of HKE, all information relating to the Group) and the Disclosing Party (the “Confidential Information”), shall be treated as strictly confidential and shall not be disclosed by them to any third party (including employees of the Group who are not also senior employees of Nam Tai involving in the discussion of the Transaction) except:
3.1.1	required by law or any order of any court of competent jurisdiction or any rule or regulation of any recognised stock exchange; or

3.1.2	disclosed to their respective senior employees, legal and financial advisers for the sole purpose of evaluating or advising on the Transaction (the “Permitted Purpose”).
3.2	The parties undertakes with each other that it will:
3.2.1	keep in safe custody all documentation and other papers and all discs, tapes and other media recording or storing any of the Confidential Information, so as to avoid all unauthorised access;

3.2.2	not, without the prior written consent of the other party, make any use of the Confidential Information except for the Permitted Purpose, and, in particular, but without limitation, not use the Confidential Information to procure any commercial advantage over the Group or the other party;

3.2.3	not disclose or reveal the Confidential Information to any person or to reproduce or make copies of it in any form (including electronically readable or hardcopy form) unless this Agreement allows a party to, and where a party becomes aware or suspect that any Confidential Information has been disclosed to an unauthorised person, to inform the other party immediately to that effect;

3.2.4	ensure that anyone to whom a party disclose the Confidential Information to is made fully aware that the Confidential Information is confidential; and

3.2.5	procure that the persons to which the Confidential Information is disclosed will comply with the obligations contained in this Clause as if they were a party to this Agreement (other than in relation to the disclosures under Clauses 3.1.1 or 3.1.2).
4.	GOVERNING LAW AND JURISDICTION
4.1	This Agreement shall be governed by and construed in accordance with the laws of the

Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).
4.2	The parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of enforcing any claim arising under this Agreement.
IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by Michael Ng	)
for and on behalf of	)
HONG KONG ENERGY	)
(HOLDINGS) LIMITED	)

in the presence of:	)
/s/ Michael Ng

[Witness signature illegible] SIGNED by John Farina	)
for and on behalf of	)
NAM TAI ELECTRONICS, INC.	)
in the presence of:	)
/s/ John Q. Farina

[Witness signature illegible]